Contact:     Elaine Lintecum
             Investor Relations Manager
             (916) 321-1846


                            MCCLATCHY REPORTS RECORD
                       FOURTH QUARTER AND YEAR-END RESULTS


         SACRAMENTO, CA, January 29, 1998 -- McClatchy Newspapers, Inc. (NYSE-MNI) today reported record fourth quarter earnings of $20.3 million or $0.53 per share, up 16.4% over 1996 fourth quarter results of $17.5 million or $0.46 per share. This represents the sixth consecutive quarter of record earnings at McClatchy.

         Fourth quarter earnings in both 1997 and 1996 included after-tax gains of three cents and four cents per share, respectively, related to the sale of non-strategic small businesses and certain real estate in 1997, and the sale of a community newspaper in 1996.

         Total revenues for the quarter were $169.5 million, up 2.4% from 1996 revenues. Excluding revenues from five community newspapers sold in December 1996 and February 1997, revenues were up 3.8%. Without the sold newspapers, advertising revenues increased 4.5% to $134.2 million, and circulation revenues increased nominally to $26.8 million.

         Earnings for the full year were $68.8 million or $1.80 per share versus $44.5 million or $1.18 in 1996. Net income from ongoing operations (exclusive of gains on the sales of the community newspapers and other business operations and real estate) was $63.3 million, or $1.66 per share, compared to 1996 earnings of $42.9 million, or $1.14 per share.

         Total revenues for the full year 1997 were $641.9 million, up 2.8% from 1996 revenues of $624.2 million. Excluding the sold newspapers, revenues were $640.9 million, up 4.3% from 1996 revenues of $614.8 million.

         Much of the increase in net income is attributable to strong results at McClatchy's Carolinas newspapers, higher revenues at its California newspapers and lower average newsprint prices in 1997. Earnings for the fourth quarter and full-year also benefited from lower interest expense as McClatchy repaid debt.

         Gary Pruitt, president and chief executive officer of McClatchy said, "We are pleased to be able to report record earnings in 1997 on top of record results in 1996. Our string of record earnings will end in 1998 as a result of the Cowles [Media Company] merger, but we are confident this strategic move will yield shareholder value and strengthen our company in the years ahead."
         On November 13, 1997 the company signed a definitive agreement to acquire all of the outstanding shares of Cowles Media Company (Cowles) in a transaction valued at $1.4 billion, including the assumption of approximately $91 million in existing Cowles debt. Under terms of the agreement, a minimum of 75 percent and a maximum of 85 percent of

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

Cowles shares will be exchanged for $90.50 per share in cash. The remaining 15 to 25 percent, at the election of the shareholders, may be exchanged on a per share basis for $90.50 in value of McClatchy Class A common shares, subject to a minimum exchange ratio of 2.68820 and a maximum exchange ration of 3.01667. The company will fund the cash consideration of the proposed merger with bank debt. Cowles, publisher of the Star Tribune newspaper, which serves the Twin Cities of Minneapolis and St. Paul, also owns four separate subsidiaries that publish business magazines, special-interest magazines and home improvement books. On January 9, 1998, the company announced that definitive agreements had been reached to sell Cowles' magazine publishing subsidiaries to PRIMEDIA Inc. and to sell the book publishing subsidiary to a management group led by the subsidiary's president. The combined proceeds, including the assumption of debt, are expected to be in excess of $208 million. The company will use the proceeds from the sale of the non-newspaper businesses to reduce the debt associated with the Cowles merger. The company anticipates that the sale of the non-newspaper businesses will close simultaneously with the proposed merger in March 1998.

         The company's bank debt balance is now expected to be no more than $1.16 billion at the close of the transactions assuming the sales of the non-newspaper businesses close at the time of the merger. The company currently intends to accelerate payments on this debt as cash generation allows.

         McClatchy had initially expected earnings dilution of 45% to 55% in 1998 because of the issuance of stock in the merger, the debt incurred (and related interest expense), and amortization of intangible assets created in the merger. The company had expected its cash earnings (net income after adding back amortization) to be accretive by 2000. Assuming the Cowles merger closes in March 1998, McClatchy currently expects that 1998 earnings, as reported on First Call average consensus at $1.82 per share prior to the announcement of the proposed merger, would be diluted by 40% to 50%. Additionally, the company currently expects that net income will turn accretive on a cash basis by the end of 1999.

         McClatchy Newspapers, Inc., headquartered in Sacramento, California, currently publishes 10 daily and 13 non-daily newspapers located in western coastal states and North and South Carolina. The company reported 1997 daily circulation of 979,900 and Sunday circulation of 1,176,700. McClatchy's newspapers include, among others, The Sacramento Bee, The News and Observer (Raleigh, NC), The Fresno (CA) Bee, The News Tribune (Tacoma, WA) and the Anchorage Daily News. McClatchy also owns and operates other media-related businesses, including Nando.net, a national on-line publishing operation and The Newspaper Network, a national newspaper marketing company. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

         This release contains estimates and other forward-looking statements covering subjects related to financial operating results. These forward-looking statements, and any other statements going beyond historical facts reported by McClatchy, are subject to risks and uncertainties that could cause actual results to differ materially. These include changes in interest rates to be paid on the company's debt facilities, a delay or failure to close the sales of Cowles' magazine and book publishing businesses, increases in newsprint prices

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


and/or printing and distribution costs over anticipated levels, competition from other forms of media in the company's principal markets, increased consolidation among major retailers in the company's newspaper markets or other events depressing the level of advertising, an economic downturn in the local economies of California's Central Valley, Washington state, Alaska, Carolinas or, upon closing of the proposed merger, Minnesota; or other occurrences leading to decreased circulation and diminished revenues from both display and classified advertising.

                           MCCLATCHY NEWSPAPERS, INC.
                          SUMMARY OF UNAUDITED RESULTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             Quarter Ended                           Year-Ended
                                                              December 31                            December 31
                                                 ------------------------------------   ------------------------------------
                                                       1997               1996                 1997                1996
                                                 ----------------   -----------------   ------------------   ---------------
Revenues - net                                   $       169,449    $        165,468    $         641,950    $       624,233
Operating expenses:
     Compensation                                         64,375              64,952              254,048            253,327
     Newsprint and supplements                            26,751              24,193               96,869            112,716
     Depreciation and amortization                        13,102              13,452               53,269             52,954
     Other operating expenses                             31,724              32,567              122,009            120,001
                                                 ---------------    ----------------    -----------------    ---------------
     Total operating expenses                            135,952             135,164              526,195            538,998
                                                 ---------------    ----------------    -----------------    ---------------
Operating income                                          33,497              30,304              115,755             85,235
     Interest expense                                     (1,693)             (3,062)              (8,698)           (13,321)
     Partnership income (loss)                              (440)                (76)                (500)             3,024
     Gain on sale of newspaper
     operations and other
     operations/assets                                     1,993               2,840                9,254              2,840
     Other non-operating expenses -                          127                  71                  449                137
     net                                         ---------------    ----------------    -----------------    ---------------
     Income before taxes                                  33,484              30,077              116,260             77,915
     Income tax provision                                 13,159              12,617               47,461             33,422
                                                 ---------------    ----------------    -----------------    ---------------
Net income                                       $        20,325    $         17,460    $          68,799    $        44,493
                                                 ===============    ================    =================    ===============
Net income per common share:(1)
     Basic                                       $          0.53    $           0.46    $            1.81    $          1.18
     Diluted                                     $          0.53    $           0.46    $            1.80    $          1.18
Weighted average common
shares:(1)
     Basic                                                35,104              37,733               37,971             37,593
     Diluted                                              38,288              37,999               38,155             37,812


(1) Share and per share amounts have been adjusted to reflect a five-for-four stock split declared in December 1996 and paid on January 2, 1997.

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